UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 24, 2012 (September 18, 2012)

LIN TV Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31311	05-0501252

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One West Exchange Street, Suite 5A, Providence, Rhode Island 02903

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:           (401) 454-2880

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)
On September 18, 2012, the board of directors (the “Board”) of LIN TV Corp. (the “Company”) elected John R. Muse to fill a vacancy as a Class III director of the Board for a term expiring at the 2015 annual meeting of stockholders of the Company.  Mr. Muse is Chairman of the private equity firm HM Capital Partners.  The Board has not appointed Mr. Muse to any Board committee.

In connection with his service as a member of the Board, Mr. Muse will participate in the director compensation program described in the Company’s proxy statement for its 2012 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 12, 2012.  In addition, on September 18, 2012, the Board granted Mr. Muse an option to purchase 100,000 shares of the Company’s class A common stock in accordance with the terms of the Company’s Third Amended and Restated 2002 Non-Employee Director Stock Plan (the “Plan”).  The option was granted at an exercise price of $4.24 per share, which was the average of the high and low prices of the Company’s class A common stock on the New York Stock Exchange at the close of business on September 18, 2012, as provided by the terms of the Plan.  The option will vest over three years, with 25% of the option vesting on the first and second anniversary of the grant date and 50% of the option vesting on the third anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIN TV Corp.

Date: September 24, 2012	By: /s/ Nicholas N. Mohamed
Name:   Nicholas N. Mohamed
Title:     Vice President Controller